Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Lilis Energy, Inc. on Form S-8 (File No. 333-185122) and (File No. 333-212285) of our report dated April 20, 2016, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Brushy Resources, Inc. and Subsidiaries as of December 31, 2015 and for the year then ended, which report appears in this Form 8-K/A of Lilis Energy, Inc.

/s/ Marcum LLP

New York, NY

September 8, 2016